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                                                                   EXHIBIT 4.(j)

                                                  [LOGO OF PACIFIC LIFE]
                                                  Pacific Life Insurance Company
                                                  700 Newport Center Drive
                                                  Newport Beach, CA  92660
                                                  A Stock Company


                   SIMPLE INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is a part of the Contract to which it is attached (the Contract) by Pacific Life Insurance Company (PL).

The Contract is hereby modified as specified below in order to qualify as a SIMPLE Individual Retirement Annuity (SIMPLE IRA) under Code Section 408(p).

The provisions of this rider shall control if they are in conflict with those of the Contract.

A.   Definitions

Annuitant - The individual named as a measuring life for periodic annuity payments under the Contract.

Annuity Start Date - The date shown in the Contract Specifications, or the date the Owner has most recently elected under the Contract, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.

Applicable Designation Date - September 30 of the calendar year next following the Owner's Year of Death.

Applicable Distribution Period - The period used to determine the amount required to be distributed as an RMD during a Distribution Year.

Code - The Internal Revenue Code of 1986, as amended.

Contract - This annuity contract issued by PL as a SIMPLE IRA.

Contributions - The Purchase Payments, premiums, rollovers or other contributions received by PL under the Contract.

Designated Beneficiary - An individual designated or treated as a beneficiary under the Contract for RMD purposes in accordance with the Regulations under Code Section 401(a)(9)(E) and related provisions, e.g., Reg. (ss)1.401(a)(9)-4.

DB Election Date - The date that is 30 days prior to the DB Required Beginning Date.

DB Required Beginning Date - December 31 of the calendar year next following the Owner's Year of Death.

Distribution Year - The calendar year for which an RMD is required. The first Distribution Year is the calendar year in which the Owner attains age 70 1/2 (or, where applicable under Reg. (ss)1.401(a)(9)-5, Q&A-1(b), the calendar year next following the Owner's Year of Death). Each subsequent calendar year is also a Distribution Year.

IRA - An individual retirement account or individual retirement annuity under Code Section 408.

IRS - Internal Revenue Service.


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Life Expectancy - The life expectancy of one or more individuals as determined by using the appropriate table in Reg. (ss)1.401(a)(9)-9.

Measuring Designated Beneficiary - The Designated Beneficiary as of the DB Required Beginning Date whose Life Expectancy is used under Regs.
(ss)1.401(a)(9)-4 and (ss)1.401(a)(9)-5, Q&A-7 to determine any Applicable Distribution Period as of such date. If as of the Applicable Designation Date any trust, estate or other entity is treated under Reg. (ss)1.401(a)(9)-4, Q&A-3 as a beneficiary under the Contract (taking into account any Separate Shares), the Contract shall be deemed to have no Measuring Designated Beneficiary. If as of the Applicable Designation Date the Contract (taking into account any Separate Shares) has more than one Designated Beneficiary (and no entity beneficiary), the Measuring Designated Beneficiary is the Designated Beneficiary with the shortest Life Expectancy as of such date.

Non Roth IRA - An IRA that is not a Roth IRA.

Notice Date - The day on which PL receives, in a form satisfactory to PL, proof of death and instructions satisfactory to PL regarding payment of death benefit proceeds.

Owner or You - The Owner of the Contract.

Owner's Election Date - December 1 of the calendar year in which the Owner attains age 70 1/2.

Owner's Year of Death - The calendar year in which the Owner dies.

PL - Pacific Life Insurance Company.

Plan - A tax-qualified retirement plan or arrangement, including an IRA or a SIMPLE IRA plan.

QDRO - A qualified domestic relations order under Code Section 414(p).

Regulation or Reg. - A regulation issued or proposed pursuant to the Code.

Required Beginning Date - April 1 of the calendar year next following the calendar year in which the Owner reaches age 70 1/2.

RMD - Required minimum distribution under Code Section 401(a)(9) or related Code provision.

Roth IRA - An IRA under Code Section 408A.

Separate Share - A separate portion or segregated share of the benefits under the Contract that is determined by an acceptable separate accounting under Reg.
(ss)1.401(a)(9)-8, Q&A-3, or that qualifies as a segregated share for an alternate payee under a QDRO under Reg. (ss)1.401(a)(9)-8, Q&A-6(b)(1). A Separate Share shall be treated as a separate Contract for RMD purposes and Sections 8 and 9 below.

SIMPLE IRA - A SIMPLE IRA under Code Section 408(p).

Spouse - The Owner's spouse, including a former spouse covered by a QDRO who is treated as the Owner's spouse pursuant to Reg. (ss)1.401(a)(9)-8, Q&A-6.

Spouse's Continuation Election Date - The date that is 30 days prior to the earlier of the Spouse's Required Beginning Date or December 31 of the fifth calendar year after the Owner's Year of Death, in accordance with Reg.
(ss)1.401(a)(9)-3, Q&A-4(c).

Spouse's Required Beginning Date - The later of December 31 of the calendar year next following the Owner's Year of Death or December 31 of the calendar year in which the deceased Owner would have attained age 70 1/2.

Spouse's Year of Death - The calendar year in which the Surviving Spouse dies.

Surviving Spouse - The surviving Spouse of a deceased Owner.


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B.   SIMPLE IRA Provisions

1. The Annuitant shall at all times be the Owner of the Contract (or its beneficial Owner where a fiduciary is its legal Owner). Such individual Owner's rights under the Contract shall be nonforfeitable, and the Contract shall be for the exclusive benefit of such Owner and his or her beneficiaries.

2. No benefits under the Contract may be transferred, sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person; except that the Contract may be transferred to a former or separated spouse of the Owner under a divorce or separation instrument described in Code Section 408(d)(6). In the event of such a transfer, the transferee shall be treated for all purposes as the Owner under the Contract.

3. No Contribution shall be allowed into the Contract unless it is (a) a cash Contribution made on the Owner's behalf under a SIMPLE IRA Plan described in Code Section 408(p) or (b) a rollover Contribution or transfer of assets from another SIMPLE IRA of the Owner. Annual Contribution amounts shall not exceed the following dollar limits (as increased by the required employer contribution amount under Code Section 408(p)(2)(A)(iii) or (B)(i), whichever is applicable):

                         Year                      Limit
                         ----                      -----
                         2002                      7,000
                         2003                      8,000
                         2004                      9,000
                         2005 & later             10,000

     In addition, for years after 2005 the $10,000 limit will be indexed for cost-of-living adjustments under Code Section 408(p)(2)(E)(ii) at $500 increments.

     For an Owner age 50 or older the above dollar limits are increased as follows:

                         Year                      Limit
                         ----                      -----
                         2002                        500
                         2003                      1,000
                         2004                      1,500
                         2005                      2,000
                         2006 & later              2,500

     For years after 2006 this $2500 limit also will be indexed for cost-of-living adjustments under Code Section 414(v)(2)(C) at $500 increments.

4. Prior to the expiration of the 2-year period beginning on the date that the Owner first participated in any SIMPLE IRA Plan maintained by the Owner's employer, any rollover, transfer or distribution from this SIMPLE IRA that is not made timely to another SIMPLE IRA of the Owner may be subject to a 25% penalty tax, as well as to ordinary income tax. Any rollover or transfer made after such 2-year period to any IRA of the Owner or other eligible retirement plan under Code Section 408(d)(3)(A) can be tax-free if such transaction is made in a timely and appropriate manner.

5. Where the Contract has been set up under a SIMPLE IRA Plan of an employer who made all contributions to the SIMPLE IRAs of a designated trustee or issuer, within the meaning of Code Section 408(p)(7), the Owner's balance under the Contract may be transferred without cost or penalty, within the meaning of Code Section 408(p)(7), to another IRA of the Owner or to another eligible retirement plan in accordance with Code Section 408(d)(3)(A) and (G).

6. Any Purchase Payment (or premium payment) under the Contract is not fixed, but may not be less than any minimum account stated in the Purchase Payment (or Premiums) provisions of the Contract.


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7.   Any Purchase Payment (or premium) refund declared by PL under the Contract, other than a refund attributable to an excess Contribution, shall be applied toward the purchase of additional benefits before the close of the calendar year following the calendar year of the refund.

8. The Contract and all distributions made under it shall comply with the RMD and incidental death benefit rules of Code Sections 401(a)(9), 408(a)(6) and 408(b)(3) and the Regulations thereunder, and such rules shall override any distribution options in the Contract that are inconsistent with those Code Sections. Accordingly:

     (a) The entire interest under the Contract shall be distributed:

         (i)  No later than the Required Beginning Date, or

         (ii) By periodic distributions, starting no later than the Required Beginning Date, over the Owner's life or the lives of the Owner and a Designated Beneficiary (or over a period not extending beyond the Owner's Life Expectancy or the joint and last survivor Life Expectancy of the Owner and a Designated Beneficiary).

     (b) RMDs shall be made in accordance with the Regulations under Code
         Section 401(a)(9) and related Code provisions. Accordingly:

         (i) Unless the Owner elects otherwise in writing to PL by the Owner's Election Date to have the Owner's entire interest distributed under another method offered by PL that qualifies under Code
              Section 401(a)(9), the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined under Reg. (ss)1.408-8, Q&A-6) by the Applicable Distribution Period. For these purposes --

              (1) The Applicable Distribution Period is determined by using the Uniform Lifetime Table in Reg. (ss)1.401(a)(9)-9, Q&A-2 in accordance with Reg. (ss)1.401(a)(9)-5, Q&A-4(a), or

              (2) If the Owner's spouse is treated as the sole Designated Beneficiary for the Contract (taking Separate Shares into account) for the Distribution Year under Reg.
                   (ss)1.401(a)(9)-5, Q&A-4(b), the Applicable Distribution Period is the longer of the distribution period under subparagraph (1) immediately above or the joint Life Expectancy of the Owner and such spouse, recalculated annually and based on their attained ages as of their birthdays in such Distribution Year, as reflected in the Joint and Last Survivor Table in Reg. (ss)1.401(a)(9)-9, Q&A-3.

              Such RMD must be distributed no later than the Required Beginning Date for the first Distribution Year, and for each subsequent Distribution Year by December 31 thereof. However, the Owner may arrange to have any portion (or all) of such RMD distributed from another Non Roth IRA owned by such Owner (rather than from the Contract) in accordance with Reg. (ss)1.408-8, Q&A-9. If the Owner dies on or after the Required Beginning Date, an RMD is required for the Owner's Year of Death, determined as if the Owner had lived throughout that year.

         (ii) As of the Owner's Election Date or at any time thereafter (on 30 days notice to PL), the Owner may elect in writing to have any portion or all of the undistributed interest under the Contract applied to an annuity option offered by PL that qualifies under Code Section 401(a)(9). Such an annuity option must make annuity or other periodic payments at intervals no longer than one year, and must satisfy the other requirements of Reg.
              (ss)1.401(a)(9)-6T, including:


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              (1)  Period certain annuity without a life contingency. The period certain may not exceed the maximum period specified in Reg. (ss)1.401(a)(9)-6T, Q&A-3.

              (2) Life annuity or a joint and survivor annuity. A life annuity must be on the Owner's life. Any periodic annuity payment to any survivor under a joint and survivor annuity may not exceed the applicable percentage of the annuity payment to the Owner and other limits, as provided in Reg.
                   (ss)1.401(a)(9)-6T, Q&A-2.

              (3) Life (or joint and survivor) annuity with period certain. The amounts of the annuity payments must satisfy the requirements in Reg. (ss)1.401(a)(9)-6T, Q&A-1(b) and Q&A-2(d).

              (4) Annuity payments may not be in increasing amounts, except as allowed by Reg. (ss)1.401(a)(9)-6T, Q&A-1(a) or Q&A-4(b).

9. Upon the Owner's death, RMDs shall be made under the Contract in accordance with this Section 9 and the Regulations under Code Section 401(a)(9) and related Code provisions. Accordingly, selection of any annuity or other distribution option described in the Contract that does not satisfy the requirements of this Section 9 shall not be permitted.

     (a) If the Owner dies before distribution of his or her interest in the Contract has begun in accordance with paragraph 8(a) above, the entire interest shall be distributed by December 31 of the fifth calendar year that follows the Owner's Year of Death, except to the extent that paragraph 9(c) or (d) below applies.

     (b) If the Owner dies after distribution of the Owner's interest in the Contract has begun in accordance with paragraph 8(a) above but before the Owner's entire interest has been distributed, the remaining interest shall be distributed at least as rapidly as under the method of distribution being used immediately prior to the Owner's death, except to the extent that paragraph 9(c) or (d) below applies. To the extent that the Contract has no annuity payout option in effect and no Measuring Designated Beneficiary as of the Applicable Designation Date (and paragraph (9)(c) and (d) do not apply), then the Applicable Distribution Period shall be determined by the Owner's remaining Life Expectancy, using the Owner's age as of the Owner's birthday in the Owner's Year of Death. For Distribution Years after the Owner's Year of Death such Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the Owner's Year of Death.

     (c) If the Surviving Spouse is the sole Designated Beneficiary under the Contract (taking Separate Shares into account) as of the Applicable Designation Date, then -

          (i) If no irrevocable written election to the contrary has been filed with PL by the deceased Owner or the Surviving Spouse prior to the Spouse's Continuation Election Date, the Contract shall continue in the name of the deceased Owner, and RMDs must begin by the Spouse's Required Beginning Date and be made in accordance with Section 8 above. For these purposes, the Applicable Distribution Period for each Distribution Year after the Owner's Year of Death -

              (1) Is measured by the Surviving Spouse's remaining Life Expectancy, recalculated annually through the Spouse's Year of Death, and

              (2) For a Distribution Year after the Spouse's Year of Death, is measured by the Surviving Spouse's remaining Life Expectancy as of the Surviving Spouse's birthday in the Spouse's Year of Death, reduced by one year for each calendar year that has elapsed since the calendar year next following the Spouse's Year of Death.


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              However, if the Owner dies on or after the Required Beginning
              Date, such Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Owner's remaining Life Expectancy in accordance with paragraph 9(b) above and Reg. (ss)1.401(a)(9)-5, Q&A-5(a)(1). If the
              Surviving Spouse dies before the Spouse's Required Beginning Date for such a continued Contract, then the Surviving Spouse shall be treated as the deceased Owner for purposes of this Section 9 (except that any surviving spouse of such a deceased Surviving Spouse cannot continue the Contract further under this subparagraph (i) as a Surviving Spouse). Any Surviving Spouse may arrange to have any portion (or all) of any RMD that is distributable with respect to such spouse's interest in the Contract distributed from another Non Roth IRA formerly owned by the deceased Owner for which such spouse is also a designated beneficiary (rather than from the Contract) in accordance with Reg. (ss)1.408-8, Q&A-9.

        (ii) The Surviving Spouse may elect at any time to treat the entire remaining interest in the Contract as an IRA of such Surviving Spouse, if such Surviving Spouse has an unlimited right to withdraw amounts from the Contract and is the sole beneficiary of the Contract, within the meaning of Reg. (ss)1.408-8, Q&A-5(a). Such an eligible Surviving Spouse shall make such an election by a written request to PL to redesignate such Surviving Spouse as the Owner and Annuitant of the Contract. Such an eligible Surviving Spouse shall be deemed to have made such an election if either -

              (1) Such Surviving Spouse makes any transfer, rollover or other contribution of any amount for the benefit of such Surviving Spouse into the Contract, or

              (2) Such Surviving Spouse directs PL in writing to transfer or rollover any part or all of the assets to which such Surviving Spouse is entitled under the Contract to another IRA owned by such Surviving Spouse or to another Plan for the benefit of such Surviving Spouse, or

              (3) Any RMD that is required to be distributed from the Contract under this Section 9 or under Code Section 401(a)(9) (e.g., in the case of any amount rolled over or transferred into the Contract from a Plan) is not distributed within the appropriate time.

        (iii) The Surviving Spouse may make an irrevocable election in writing with PL by the Spouse's Continuation Election Date to have such Surviving Spouse's entire interest under the Contract distributed under another method offered by PL that qualifies under Code
              Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in paragraph 9(a) above, such optional methods include the following:

              (1) Any annuity option that satisfies Reg. (ss)1.401(a)(9)-5, Q&A-1(e) and provides for periodic distributions that begin no later than the Spouse's Required Beginning Date, or

              (2) Any other method that provides for periodic distributions that begin no later than the Spouse's Required Beginning Date and do not extend beyond the Applicable Distribution Period determined in accordance with subparagraph 9(c)(i) above.

    (d) If as of the Applicable Designation Date the Contract (taking any Separate Shares into account) has at least one Designated Beneficiary and no entity (e.g., a trust or estate) is treated under Reg.
        (ss)1.401(a)(9)-4, Q&A-3 as a beneficiary under the Contract, then -

        (i) To the extent that no irrevocable election to the contrary has been filed with PL by the deceased Owner or any such Designated Beneficiary by the DB Election Date (and no Surviving Spouse is the sole Designated Beneficiary), then annual distributions of the remaining interest in the Contract must be made over the Applicable Distribution Period starting with the DB Required Beginning Date. In that case, the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined in accordance with subparagraph 8(b)(i) above) by the Applicable Distribution Period. For these purposes -


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              (1) The Applicable Distribution Period for the Distribution Year
                  next following the Owner's Year of Death is determined by the Measuring Designated Beneficiary's remaining Life Expectancy, using such beneficiary's age as of such beneficiary's birthday in such Distribution Year; and

              (2) For a subsequent Distribution Year the Applicable Distribution
                  Period is reduced by one year for each calendar year that has elapsed since the calendar year next following the Owner's Year of Death.

              However, if the Owner dies on or after the Required Beginning Date, such Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Owner's remaining Life Expectancy in accordance with paragraph 9(b) above and Reg. (ss)1.401(a)(9)-5, Q&A-5(a)(1). Such RMD must be distributed no later than the DB Required Beginning Date, and for each subsequent Distribution Year by December 31 thereof. However, any Designated Beneficiary may arrange to have any portion (or all) of such RMD (that is distributable with respect to such beneficiary's interest in the Contract) distributed from another Non Roth IRA formerly owned by such deceased Owner for which such beneficiary is also a designated beneficiary (rather than from the Contract) in accordance with Reg. (ss)1.408-8, Q&A-9.

         (ii) Any such Designated Beneficiary may make an irrevocable election in writing with PL by the DB Election Date to have such Designated Beneficiary's entire interest under the Contract distributed under another method offered by PL that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in paragraph 9(a) above, such optional methods include the following:

              (1) Any annuity option that satisfies Reg. (ss)1.401(a)(9)-5,
                  Q&A-1(e) and provides for periodic distributions that begin no later than the DB Required Beginning Date, or

              (2) Any other method that provides for periodic distributions that begin no later than the DB Required Beginning Date and do not extend beyond the Applicable Distribution Period determined in accordance with subparagraph 9(d)(i) above.

     (e) Any amount payable to a minor child of the Owner shall be treated as if it is payable to the Surviving Spouse if the remainder of the interest becomes payable to such spouse when such child reaches the age of majority.

     (f) Unless the Owner provides to the contrary in writing to PL, any beneficiary of any interest under the Contract shall have an unlimited right after the Notice Date, upon 30 days written notice to PL, to withdraw any portion or all of such interest or to apply any such amount to an annuity option that qualifies under Reg.
         (ss)1.401(a)(9)-5, Q&A-1(e).

     (g) If the Owner dies before the entire interest under the Contract has been distributed, no additional cash Contributions or rollover Contributions shall be allowed into the Contract, except where the Surviving Spouse elects (or is deemed to elect) to convert the Contract to be his or her own IRA, as specified above in this
         Section 9.

10. PL shall furnish annual calendar year reports concerning the status of the Contract and such information concerning RMDs as is prescribed by the IRS. If Contributions made on the Owner's behalf under the SIMPLE IRA Plan maintained by the Owner's employer are received by PL directly from such employer, PL will provide such employer with the summary description required by Code Section 408(l)(2)(B).


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C.   Tax Qualification Provisions

     The Contract as amended by this rider is intended to qualify as part of a tax-qualified individual retirement arrangement, plan or contract that meets the requirements of Code Section 408(p) and any applicable Regulations relating thereto. To that end, the provisions of this rider and the Contract (including any other rider or endorsement) are to be interpreted to ensure or maintain such tax qualification, despite any other provision to the contrary. PL reserves the right to amend this rider to comply with any future changes in the Code or any Regulations, rulings or other published guidance under the Code, or to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, without consent (except for the states of Michigan, Pennsylvania, South Carolina and Washington, where affirmative consent is required). PL shall provide the Owner with a copy of any such amendment.

All other terms and conditions of your Contract remain unchanged.

                         PACIFIC LIFE INSURANCE COMPANY

         /s/ Thomas C. Sutton                        /s/ Audrey L. Milfs
  Chairman and Chief Executive Officer                    Secretary

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